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                  AREA BANCSHARES CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
           STATEMENT RE COMPUTATION OF EARNINGS PER COMMON SHARE AND
                           COMMON EQUIVALENT SHARE *


                                                             Three Months Ended               Six Months Ended
                                                                   June 30,                        June 30,

                                                              1997           1996            1997             1996
                                                              ----           ----            ----             ----
Shares of common stock, beginning                          11,337,828      11,398,971      11,360,757      11,428,071
                                                          ===========     ===========     ===========     ===========
Shares of common stock, ending                             11,339,640      11,375,913      11,339,640      11,375,913
                                                          ===========     ===========     ===========     ===========

Computation of weighted average number of common and common equivalent shares:

   Common shares outstanding at the beginning
      of the period                                        11,337,828      11,398,971      11,360,757      11,428,071

   Weighted average number of shares issued                      --              --              --              --

   Weighted average number of shares redeemed                     890           7,686          16,312          27,848

   Weighted average of common stock equivalent
      attributable to stock options granted, computed
      under the treasury stock method                           8,977           5,271           8,272           5,712
                                                          -----------     -----------     -----------     -----------

   Weighted average number of common and common
      equivalent shares (note 3)                           11,345,915      11,396,556      11,352,717      11,405,935
                                                          ===========     ===========     ===========     ===========


Earnings and earnings per common and common equivalent shares: (note 3)

   Net income                                             $ 3,923,000     $ 3,415,000     $ 7,528,000     $ 6,771,000
                                                          ===========     ===========     ===========     ===========

   Earnings per common and common
     equivalent share                                     $       .34     $       .30     $       .66     $       .59
                                                          ===========     ===========     ===========     ===========

   Dividends per share                                    $       .03     $      .027     $       .06     $       .05
                                                          ===========     ===========     ===========     ===========


* June 30, 1996 per share data restated to reflect a 3-for-2 stock split effected in the form of a dividend in December 1996.








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